Exhibit 99.1

Rasna Therapeutics Sells its Nanoparticle-Based Formulation Technology for Controlled Delivery of Actinomycin D for Acute Myeloid Leukemia to Tiziana Life Sciences plc

April 24, 2020

NEW YORK--Rasna Therapeutics, Inc. (OTCQB: RASP), a development stage biotechnology company focused on the development of disease-modifying drugs for hematological malignancies, today announced it has sold all of the intellectual property relating to a nanoparticle-based formulation of Actinomycin D (Act D; a.k.a. Dactinomycin) to Tiziana Life Sciences plc pursuant to an asset purchase agreement in exchange for an upfront payment of $120,000 and milestone payments of up to an aggregate $630,000. Rasna is continuing to develop NPM1-mutated AML through direct and indirect disease-modifying approaches as well as inhibition of lysine specific demethylase-1 (LSD1), an enzyme involved in epigenetic control, as a promising and novel approach against AML.

About NP-Act D

Actinomycin D, an inhibitor of RNA-dependent RNA polymerase, is a potent antibiotic with therapeutic utilities in infectious diseases. Actinomycin was approved for medical use in the United States in 1964. It is on the World Health Organization's List of Essential Medicines, the safest and most effective medicines needed in a health system. Currently, the drug is primarily used for infectious diseases but recent studies suggest potential of this drug in certain cancers as well. However, intravenously administered Actinomycin D is known to produce severe toxicities, its therapeutic utility has been limited. The nanoparticle-based Actinomycin D (NP-ACT D) is formulated to control and slow release of Act D such that the Cmax in blood can be adjusted. In animal studies, NP-Act D was found to produce minimal toxicities and it was found to safe and well-tolerated.

About Rasna Therapeutics, Inc.

Rasna Therapeutics, Inc. is a development stage biotechnology company focused primarily on the development of drug candidates for leukemia and lymphoma. Abnormal genetic and epigenetic modifications are recognized to play an important role in the pathogenesis of acute myeloid leukemia (AML). Rasna has a balanced portfolio targeting NPM1-mutated AML through direct and indirect disease-modifying approaches. Rasna is also exploiting inhibition of lysine specific demethylase-1 (LSD1), an enzyme involved in epigenetic control, as a promising and novel approach against AML. Rasna plans to enter preclinical development with a novel class of potent and selective reversible LSD1 regulators that have shown efficacy and LSD1 target modulation in in-vitro and in IND-enabling pre-clinical studies.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Rasna Therapeutics’ business and are made as of the date hereof and Rasna Therapeutics undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Investors should read the risk factors set forth in Rasna’s most recent periodic reports filed with the Securities and Exchange Commission, including Rasna’s Form 10-K for the year ended December 31, 2019.

Contacts

Rasna Therapeutics Inc

Tiziano Lazzaretti

E-mail: tlazzaretti@rasna.com